                                  EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Three Months Ended
                                                June 30       June 30
                                                 2001          2000
                                               --------      --------
                                               (Thousands of Dollars)
(Loss) Income before income taxes,
      extraordinary item and cumulative
      effect of accounting changes              $(8,629)      $37,543
Amortization of capitalized interest                693           612
Interest expense                                  8,487         7,471
Interest portion of rental expense                  526           651
                                               --------      --------
Earnings                                        $ 1,077       $46,277
                                               ========      ========
Interest                                        $ 8,674       $ 7,910
Interest portion of rental expense                  526           651
                                               --------      --------
Fixed Charges                                   $ 9,200       $ 8,561
                                               ========      ========
Ratio of Earnings to Fixed Charges                 0.12          5.41
                                               ========      ========